Credit Suisse Trust Global Technology Portfolio
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended December 31, 2002


Portfolio:			Credit Suisse Trust Global Technology Portfolio


Security:			China Telecom Corp. LTD ADR


Date Purchased:			11/07/02


Price Per Share:		$18.60


Shares Purchased
by the Portfolio *:		1620


Total Principal Purchased
by the Portfolio *:		$30,132


% of Offering Purchased
by the Portfolio:		0.00214%


Broker:				Morgan Stanley & Co., Inc.


Member:				CS First Boston